Exhibit 99.1

Transocean Ltd. Announces Successful Court Ruling, Extension of Exchange Offers and Current Exchange Results

STEINHAUSEN, Switzerland – September 8, 2020 – Transocean Ltd. (NYSE: RIG) announced today that Transocean Inc., its wholly-owned subsidiary (together with Transocean Ltd., “Transocean”), has received over $1.5 billion aggregate principal amount of validly tendered Exchange Notes (as defined below) as of September 4, 2020, pursuant to its previously announced offers (the “Exchange Offers”) to exchange certain existing notes (the “Existing Notes”) for up to an aggregate principal amount of $750 million (subject to increase or decrease by Transocean Inc., the “Maximum New Notes Amount”) of new 11.50% Senior Guaranteed Notes (the “New 2027 Senior Guaranteed Notes”) issued by Transocean Inc., pursuant to an Exchange Offer Memorandum and Consent Solicitation Statement, dated August 10, 2020 (as supplemented by the Supplement, dated August 24, 2020, and as may be further supplemented, the “Exchange Offer Memorandum”). Following the denial by the United States District Court for the Southern District of New York (the “Court”) of certain attempts to block the Exchange Offers, as further described below, Transocean intends to proceed with the Exchange Offers, including extending the Exchange Offers until the Revised Expiration Time (as defined below).

On September 2, 2020, two days prior to the initial expiration of the Exchange Offers, funds managed by, or affiliated with, Whitebox Advisors LLC (“Whitebox”), as a holder of Transocean Inc.’s 7.50% Senior Notes due 2025 (the “Existing 2025 Guaranteed Notes”), 7.50% Senior Notes due 2026, 8.00% Senior Notes due 2027 (the “Existing 2027 Guaranteed Notes”) and 6.80% Senior Notes due 2038, filed a complaint in the Court requesting a temporary restraining order and preliminary injunction (the “TRO and Injunction”) relating to the Exchange Offers. Subsequent to the filing of the TRO and Injunction, Whitebox and funds managed by, or affiliated with, Pacific Investment Management Company LLC (“PIMCO”), as holders, together, of 25.1% in aggregate principal amount of the Existing 2027 Guaranteed Notes, provided a notice of default (the “Notice”) to Transocean Inc. alleging a default under the indenture governing the Existing 2027 Guaranteed Notes. Both the complaint, including the request for the TRO and Injunction, and the Notice relate to an underlying allegation that Transocean Mid Holdings 1 Limited (“Mid Holdings 1”), Transocean Mid Holdings 2 Limited (“Mid Holdings 2”) and Transocean Mid Holdings 3 Limited (“Mid Holdings 3”, and collectively with Mid Holdings 1 and Mid Holdings 2, the “Structurally Senior Guarantors”) should have, but did not, guarantee the Existing 2025 Guaranteed Notes and Existing 2027 Guaranteed Notes. Transocean believes these assertions are meritless.

On September 3, 2020, Transocean, as defendant, and Whitebox, as plaintiff, each presented its arguments regarding Whitebox’s request for the TRO and Injunction to the Court. The Court promptly denied the TRO and Injunction request. In addition, on September 7, 2020, Transocean delivered a response to PIMCO and Whitebox demanding a withdrawal of the Notice. Transocean maintains that the previously announced internal reorganizations and Exchange Offers comply with the terms of its existing indentures and that the Structurally Senior Guarantors are not required to, and will not, guarantee any of Transocean’s notes (including the Existing 2025 Guaranteed Notes and Existing 2027 Guaranteed Notes). Transocean will continue to defend itself vigorously against the lawsuit and any related future claims.

As a result of the interference caused by the filing of the TRO and Injunction and the delivery of the Notice, both of which Transocean believes are meritless, Transocean has elected to extend the Exchange Offers to provide Eligible Holders of Existing Notes the opportunity to continue to support Transocean and participate in the Exchange Offers.

Transocean has (i) extended the Expiration Time of the Exchange Offers to 5:00 p.m., New York City time, on September 9, 2020 (the “Revised Expiration Time”) and (ii) elected to provide withdrawal rights to any

Exhibit 99.1

Eligible Holders who have tendered or will tender Existing Notes prior to the Revised Expiration Time until 5:00 p.m., New York City time, on September 9, 2020 (the “Withdrawal Deadline”). Eligible Holders who validly tender Existing Notes prior to the Revised Expiration Time and do not validly withdraw prior to the Withdrawal Deadline in accordance with the instructions provided in the Exchange Offer Memorandum will be eligible to receive the applicable total consideration, subject to the conditions set forth in the Exchange Offer Memorandum. Holders may withdraw any tendered Existing Notes on or prior to the Withdrawal Deadline in accordance with the Exchange Offer Memorandum. All other terms of the Exchange Offers remain the same.

Holders of Existing Notes who have previously tendered Existing Notes do not need to retender such Existing Notes or take any other action in response to the amendments and will be entitled to receive the applicable total consideration, subject to the conditions set forth in the Exchange Offer Memorandum.

According to information received from D.F. King & Co., Inc., the exchange agent and information agent for the Exchange Offers, as of 11:59 p.m., New York City time, on September 4, 2020, approximately $1.5 billion in aggregate principal amount of Existing Notes had been validly tendered, consisting of:

Title of Existing Notes	Acceptance Priority Level(2)	Total Consideration(3)	Aggregate Principal Amount Tendered
6.375% Senior Notes due 2021(1)	1	$825.00	$37,472,000
3.800% Senior Notes due 2022(1)	2	$730.00	$132,138,000
7.25% Senior Notes due 2025	3	$475.00	$210,407,000
7.50% Senior Notes due 2026	4	$465.00	$168,830,000
8.00% Senior Notes due 2027	5	$455.00	$148,945,000
8.00% Debentures due 2027	6	$375.00	$35,455,000
7.45% Notes due 2027	7	$405.00	$35,457,000
7.00% Notes due 2028	8	$375.00	$38,823,000
7.50% Notes due 2031	9	$395.00	$194,600,000
6.80% Senior Notes due 2038	10	$375.00	$388,172,000
7.35% Senior Notes due 2041(1)	11	$395.00	$110,765,000

______________

(1)	The interest rate for the 2021 Notes, 2022 Notes and 2041 Notes has been increased to 8.375%, 5.800% and 9.35%, respectively, pursuant to the terms of the applicable indenture.
(2)	The Maximum New Notes Amount of New 2027 Senior Guaranteed Notes that may be issued to Eligible Holders pursuant to the Exchange Offers is $750 million, not including up to an additional $32 million principal amount of New 2027 Senior Guaranteed Notes that may be issued in the previously announced separate exchange for certain committed Existing Notes. Transocean reserves the right, in its sole discretion, subject to applicable law, to increase or decrease the Maximum New Notes Amount, but there can be no assurance that Transocean will do so. Existing Notes accepted for exchange on the settlement date will be accepted in accordance with their Acceptance Priority Levels set forth herein (with “1” being the highest Acceptance Priority Level and “11” being the lowest Acceptance Priority Level). Transocean will only accept for exchange Existing Notes in the Exchange Offers up to an aggregate principal amount that will not result in the aggregate principal amount of New Senior Guaranteed Notes issued pursuant to the Exchange Offers to exceed the Maximum New Notes Amount.
(3)	Consideration in the form of principal amount of New 2027 Senior Guaranteed Notes per $1,000 principal amount of Existing Notes that are validly tendered and accepted for exchange, subject to rounding. Excludes accrued and unpaid interest, which will be paid in cash in addition to the applicable total consideration.

Based on the applicable total consideration and the amounts tendered to date, approximately $682 million aggregate principal amount of New 2027 Senior Guaranteed Notes would be issued. Transocean intends to accept for exchange Existing Notes validly tendered and not validly withdrawn prior to the Revised Expiration Time, subject to the Maximum New Notes Amount and the Acceptance Priority Levels.

Each Exchange Offer is a separate offer, and each may be individually amended, extended, terminated or withdrawn, subject to certain conditions and applicable law, at any time in Transocean Inc.’s sole discretion, and without amending, extending, terminating or withdrawing any other Exchange Offer. No Exchange Offer is conditioned upon any minimum principal amount of Existing Notes of any series being tendered nor the consummation of any other Exchange Offer. Additionally, notwithstanding any other provision of

Exhibit 99.1

the Exchange Offers, Transocean Inc.’s obligation to accept and exchange any of the Existing Notes validly tendered pursuant to the Exchange Offers is subject to the satisfaction or waiver of certain conditions, as described in the Exchange Offer Memorandum, and Transocean Inc. expressly reserves the right, subject to applicable law, to terminate any Exchange Offer at any time.

Full details of the terms and conditions of the Exchange Offers are described in the Exchange Offer Memorandum. The Exchange Offers are only being made pursuant to, and the information in this press release is qualified in its entirety by reference to, the Exchange Offer Memorandum, which is being sent by Transocean Inc. to Eligible Holders of the Existing Notes. Eligible Holders of the Existing Notes are encouraged to read these documents, as they contain important information regarding the Exchange Offers. This press release is neither an offer to purchase nor a solicitation of an offer to buy any Existing Notes in the Exchange Offers.

Requests for the Exchange Offer Memorandum and other documents relating to the Exchange Offers may be directed to D.F. King & Co., Inc., the exchange agent and information agent for the Exchange Offers, at (212) 269-5550 (for banks and brokers only) or (800) 967-5051 (toll-free) (for all others) or transocean@dfking.com.

None of Transocean Ltd., Transocean Inc., any of their respective subsidiaries, their respective boards of directors or directors, the dealer manager and solicitation agent, the exchange agent and information agent or any trustee or any of Transocean Ltd.’s, Transocean Inc.’s or any of their subsidiaries’ respective affiliates, or such respective affiliates, is making any recommendation as to whether Eligible Holders should tender any Existing Notes in response to the Exchange Offers and no one has been authorized by any of them to make such a recommendation.

The Exchange Offers are being made, and the New 2027 Senior Guaranteed Notes are being offered, only to holders of the Existing Notes who are either (a) persons other than “U.S. persons” as defined in Regulation S, and who agree to purchase the New 2027 Senior Guaranteed Notes outside of the United States, and who are otherwise in compliance with the requirements of Regulation S; or (b) persons who are reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and to whom the New 2027 Senior Guaranteed Notes are offered in the United States in a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act; provided that, in each case, if such holder is in the European Economic Area or the United Kingdom, such holder is not a “retail investor”. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a “retail client” as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a “customer” within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a “qualified investor” as defined in Regulation (EU) 2017/1129. The holders of Existing Notes who have certified to Transocean Inc. that they are eligible to participate in the Exchange Offers pursuant to at least one of the foregoing conditions are referred to as “Eligible Holders.” Eligible Holders may go to www.dfking.com/transocean to confirm their eligibility.

The Exchange Offers are not being made to Eligible Holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Exchange Offers are required to be made by a licensed broker or dealer, the Exchange Offers will be deemed to be made on behalf of Transocean Inc. by the dealer manager and solicitation agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

The New 2027 Senior Guaranteed Notes have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The New 2027 Senior Guaranteed Notes may not be publicly offered,

Exhibit 99.1

directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) (unless in circumstances falling within article 36 of the FinSA). This press release shall not constitute an offer to sell or a solicitation of an offer to buy the New 2027 Senior Guaranteed Notes in the United States, shall not constitute an offer, solicitation or sale of the New 2027 Senior Guaranteed Notes in any jurisdiction where such offering or sale would be unlawful and does not constitute a prospectus within the meaning of the FinSA or advertising within the meaning of the FinSA. There shall not be any sale of the New 2027 Senior Guaranteed Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services. The company’s mobile offshore drilling fleet is considered one of the most versatile fleets in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 39 mobile offshore drilling units, including 27 ultra-deepwater floaters and 12 harsh environment floaters. In addition, Transocean is constructing two ultra-deepwater drillships.

Forward-Looking Statements

This press release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements include statements regarding the terms and timing for completion of the Exchange Offers, including the acceptance for purchase of any New 2027 Senior Guaranteed Notes validly tendered, the Revised Expiration Time and Settlement Date thereof, the potential increase or decrease to the Maximum New Notes Amount, and the satisfaction or waiver of certain conditions of the Exchange Offers.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, conditions in financial markets, investor response to Transocean Inc.’s Exchange Offers, and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contact:

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647